Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated December 29, 2015, accompanying the consolidated financial statements of Good Times Restaurants, Inc., also incorporated by reference in the Form S-3/A Registration Statements with registration number 333-198581 and Form S-3/A Registration Statements with registration number 333-201700 of Good Times Restaurants, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Registration Statements.

Hein & Associates LLP

Denver, Colorado
December 29, 2015